Exhibit 99.1

Press Release

Multi-Color Corporation Announces Manufacturing

Consolidation Plan

CINCINNATI, OHIO, December 5, 2003 – Multi-Color Corporation (NASDAQ: LABL) today announced plans to consolidate its Las Vegas, Nevada shrink sleeve label manufacturing facility into its other existing facility operations. Multi-Color expects to close the Las Vegas facility, which employs 17 associates, by mid-January 2004.

“Today’s business environment requires us to continuously look for ways to optimize our manufacturing assets,” said Frank Gerace, President and CEO of Multi-Color. “Consolidating operations allows us to reduce overhead costs while continuing to meet service and quality requirements of our customers. This move will strengthen our competitive position in the marketplace. I would like to thank all of our Las Vegas associates for their hard work and commitment to Multi-Color during the period that we have operated the Las Vegas facility. They have worked hard to improve operations and increase productivity at the facility over the past several years.”

The Company also announced the purchase of a new $4.2 million state-of-the-art wide format gravure printing press to be installed and operational at its Scottsburg, Indiana facility by June 2004. In addition, the Company exercised its option in November 2003 to purchase the Scottsburg facility from under capital lease resulting in an approximate $400,000 annual interest cost savings.

Gerace also stated, “Productivity improvements and installation of the new press at our Scottsburg location support our manufacturing strategy. In further support of our manufacturing strategy, the consolidation of operations is expected to reduce fixed costs by approximately $1 million annually.”

The Las Vegas facility presently produces a wide variety of shrink sleeve offerings. All of these products will continue to be produced and the Company’s capacity for these products will not be affected. One of the Company’s other facilities has regularly produced shrink sleeves and is a qualified supplier for all major Las Vegas customers. The Company’s sales and marketing organization will be unaffected by the consolidation.

In connection with the closure of the Las Vegas facility, the Company expects to record a charge of approximately $1.2 million of which approximately $700,000 will be recorded in fiscal year 2004. Of the total charge, approximately $900,000 will be cash costs.

About Multi-Color (<http://www.multicolorcorp.com>)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has seven manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

Safe Harbor Statement

Statements concerning expected financial performance, on-going business strategies, and possible future action which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic conditions; the success of its significant customers; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms and development of capital; the ability to successfully integrate new acquisitions; cost and availability of raw materials; increase in energy costs; business abilities and judgment of personnel; availability of labor; changes in, or the failure to comply with, government regulations; competition; the ability to achieve cost reductions; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

dbertsche@mcclabel.com

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